                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)

                           The Princeton Review, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   742352 10 7
                                 (CUSIP Number)

                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

----------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No. 742352 10 7             SCHEDULE 13G                 Page 2 of 8 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     John S. Katzman
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                           (a) [_]
                                                           (b) [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------

                    5.   SOLE VOTING POWER          9,470,885
NUMBER OF        ---------------------------------------------------------------
SHARES
BENEFICIALLY        6.   SHARED VOTING POWER                0
OWNED BY
EACH             ---------------------------------------------------------------
REPORTING
PERSON WITH         7.   SOLE DISPOSITIVE POWER     9,470,885
--------------------------------------------------------------------------------

                    8.   SHARED DISPOSITIVE POWER           0

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

     9,470,885*
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

[_]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     34.7%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------
* Includes 102,160 shares of Common Stock held by Mr. Katzman's spouse. Mr. Katzman disclaims ownership of shares not held in his name except to the extent of his pecuniary interest therein.

CUSIP No. 742352 10 7             SCHEDULE 13G                 Page 3 of 8 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Katzman Business Holdings, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                           (a) [_]
                                                           (b) [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------

                    5.   SOLE VOTING POWER          1,246,748
NUMBER OF        ---------------------------------------------------------------
SHARES
BENEFICIALLY        6.   SHARED VOTING POWER                0
OWNED BY
EACH             ---------------------------------------------------------------
REPORTING
PERSON WITH         7.   SOLE DISPOSITIVE POWER     1,246,748
--------------------------------------------------------------------------------

                    8.   SHARED DISPOSITIVE POWER           0

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

     1,246,748
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

[_]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

CUSIP No. 742352 10 7             SCHEDULE 13G                 Page 4 of 8 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Katzman Management, Inc.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                           (a) [_]
                                                           (b) [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------

                    5.   SOLE VOTING POWER          1,246,878
NUMBER OF        ---------------------------------------------------------------
SHARES
BENEFICIALLY        6.   SHARED VOTING POWER                0
OWNED BY
EACH             ---------------------------------------------------------------
REPORTING
PERSON WITH         7.   SOLE DISPOSITIVE POWER     1,246,878

--------------------------------------------------------------------------------

                    8.   SHARED DISPOSITIVE POWER           0

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

     1,246,878
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

[_]
--------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.6%
--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

CUSIP No. 742352 10 7             SCHEDULE 13G                 Page 5 of 8 Pages

     This Amendment No. 1 to Schedule 13G, relating to the common stock, par value $.01 per share (the "Common Stock"), issued by The Princeton Review, Inc., a Delaware corporation (the "Issuer"), is being filed by and on behalf of John
S. Katzman ("Katzman"), Katzman Business Holdings, L.P. ("Business Holdings") and Katzman Management, Inc. ("Management"). Katzman is the sole director and sole stockholder of Management. Management is the general partner of Business Holdings. The sole limited partner of Business Holdings is a grantor retained annuity trust established by Katzman with Katzman's family members as beneficiaries.

Item 1(a).     Name of Issuer:

               The Princeton Review, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               2315 Broadway
               New York, NY 10024

Item 2(a).     Name of Person Filing:

               John S. Katzman
               Katzman Business Holdings, L.P.
               Katzman Management, Inc.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               2315 Broadway
               New York, NY  10024

Item 2(c).     Citizenship:

               Katzman is a citizen of the United States. Business Holdings is a Delaware partnership. Management is a Delaware corporation.

Item 2(d).     Title of Class of Securities:

               Common Stock, $.01 per share

Item 2(e).     CUSIP Number:

               742352 10 7

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)      [_]  Broker or dealer registered under Section 15 of the Exchange
                    Act.

      (b)      [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)      [_]  Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.




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CUSIP No. 742352 10 7             SCHEDULE 13G                 Page 6 of 8 Pages

      (d)      [_]  Investment company as defined in Section 8 of the Investment
                    Company Act.

      (e)      [_]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E).

      (f)      [_]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

      (g)      [_]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

      (h)      [_]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.

      (i)      [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j)      [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                    N/A

Item 4.        Ownership:

      (a)      Amount beneficially owned:

                       Katzman             9,470,885*
                       Business Holdings   1,246,748
                       Management          1,246,878

      (b)      Percent of class:

                       Katzman                  34.7%*
                       Business Holdings         4.6%
                       Management                4.6%

      (c)      Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:

                       Katzman             9,470,885*
                       Business Holdings   1,246,748
                       Management          1,246,878

               (ii) Shared power to vote or to direct the vote: 0

               (iii) Sole power to dispose or to direct the disposition of:

                       Katzman                  34.7%*
                       Business Holdings         4.6%
                       Management                4.6%

----------
* This number includes 102,160 shares of Common Stock held by Mr. Katzman's spouse. Mr. Katzman disclaims ownership of shares not held in his name except to the extent of his pecuniary interest therein.

CUSIP No. 742352 10 7             SCHEDULE 13G                 Page 7 of 8 Pages

               (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.        Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [_].

      N/A

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

      N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

      N/A

Item 8.        Identification and Classification of Members of the Group:

      N/A

Item 9.        Notice of Dissolution of Group:

      N/A

Item 10.       Certifications:

      N/A

CUSIP No. 742352 10 7             SCHEDULE 13G                 Page 8 of 8 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 10, 2003                               /s/ John S. Katzman
                                                 -------------------------------
                                                           John S. Katzman


                                                 KATZMAN BUSINESS HOLDINGS, L.P.


                                                 By: KATZMAN MANAGEMENT, INC.,
                                                     its general partner


Dated: February 10, 2003                             By /s/ John S. Katzman
                                                        ------------------------
                                                        Name:  John S. Katzman
                                                        Title: President


                                                 KATZMAN MANAGEMENT, INC.


Dated: February 10, 2003                         By /s/ John S. Katzman
                                                    ----------------------------
                                                    Name:  John S. Katzman
                                                    Title: President

                                     EXHIBIT

                            AGREEMENT OF JOINT FILING

               Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby consents to the joint filing on their behalf of a single Schedule 13G/A and any amendments thereto, with respect to the ownership by each of the undersigned of shares of common stock of The Princeton Review, Inc. Each of the undersigned hereby further agrees that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.


Dated: February 10, 2003                               /s/ John S. Katzman
                                                 -------------------------------
                                                           John S. Katzman


                                                 KATZMAN BUSINESS HOLDINGS, L.P.


                                                 By: KATZMAN MANAGEMENT, INC.,
                                                     its general partner


Dated: February 10, 2003                             By /s/ John S. Katzman
                                                        ------------------------
                                                        Name:  John S. Katzman
                                                        Title: President


                                                 KATZMAN MANAGEMENT, INC.


Dated: February 10, 2003                         By /s/ John S. Katzman
                                                    ----------------------------
                                                    Name:  John S. Katzman
                                                    Title: President